Exhibit 21.1

                           Subsidiaries of Registrant

BAK International, Ltd., incorporated under the laws of Hong Kong

Shenzhen BAK Battery Co., Ltd., incorporated under the laws of the People's Republic of China and wholly-owned subsidiary of BAK International, Ltd.